Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Software, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-145793 on Form S-8 and No. 333-79640 on Form S-3) of American Software, Inc. and subsidiaries of our reports dated July 14, 2008, with respect to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2008, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2008, which reports appear in the April 30, 2008, annual report on Form 10-K of American Software, Inc. Our report on the consolidated financial statements refers to a change in accounting for stock-based compensation in 2007 and a change for uncertain income tax positions in 2008.

/s/ KPMG LLP

Atlanta, Georgia

July 14, 2008